Exhibit 99.1

FOR IMMEDIATE RELEASE

ZS Pharma Announces Second Quarter 2014 Financial Results

Coppell, Texas – August 14, 2014 – ZS Pharma, Inc. (Nasdaq: ZSPH), a biopharmaceutical company developing novel treatments for kidney, cardiovascular, liver and metabolic disorders, today reported financial results for the second quarter ended June 30, 2014.

“Our first quarter reporting as a public company has been both eventful and productive. We completed patient enrollment in ZS004, our second Phase 3 trial for ZS-9, and began enrollment in ZS005, a long-term, Phase 3 safety study,” stated Robert Alexander, Ph.D., chief executive officer of ZS Pharma. “Additionally, we remain on track to file our NDA in the first half of 2015 and are well-positioned to fund our operations into 2016.”

Second Quarter 2014 Financial Highlights

•	A net loss attributable to common stockholders of $16.4 million, or $4.72 per share, basic and diluted, was reported, which compared with a net loss attributable to common stockholders for the second quarter of 2013 of $7.5 million, or $4.81 per share, basic and diluted.

•	Cash and cash equivalents were $130.0 million at June 30, 2014, compared to $9.2 million at December 31, 2013. In June 2014, the company issued 6.84 million shares of common stock at a price to the public of $18.00 per share in an underwritten public offering. Net proceeds from the offering were approximately $112.2 million, after deducting underwriting discounts and commissions and estimated offering expenses. Shares outstanding as of June 30, 2014 were 20,818,771.

•	Research and development expenses for the second quarter of 2014 were $9.98 million, compared to $6.34 million for the comparable period in 2013. This increase was primarily due to costs associated with the enrollment of ZS004, the initiation of ZS005 and our manufacturing scale-up costs.

•	General and administrative expenses for the second quarter of 2014 were $4.55 million, compared to $0.97 million for the comparable period in 2013. This increase was primarily due to an increase in compensation, professional fees and other expenses to support ZS Pharma’s expanding operations and the increased complexities of operating as a public company.

About ZS Pharma

ZS Pharma is a publicly-traded, specialty pharmaceutical company based in Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9 (sodium zirconium cyclosilicate), is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information is available at www.zspharma.com.

Forward-Looking Statements

ZS Pharma cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the timing of potential regulatory submission and approval of the NDA and/or MAA for ZS-9. Inclusion of forward-looking statements should not be regarded as a representation by ZS Pharma that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the ZS Pharma business, including, without limitation: the potential for clinical data to not meet pre-specified statistical endpoints, regulatory authorities to not approve an application for ZS-9; analysis of ongoing or future potential clinical trials, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with clinical results achieved to date; the therapeutic and commercial value of ZS-9; and other risks described in ZS Pharma’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ZS Pharma undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ZS Pharma’s Prospectus on Form 424B4 filed with the Securities and Exchange Commission June 18, 2014, which is available from the SEC’s website (www.sec.gov) and on ZS Pharma’s website (www.zspharma.com) under the heading “Investors”. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

ZS Pharma Contacts:
Jessica Volchok (Media)	Adam Tomasi (Investors)
BrewLife	ZS Pharma
310.849.7985	650.458.4100
jvolchok@brewlife.com	atomasi@zspharma.com

Source: ZS Pharma

ZS Pharma, Inc.

Condensed Statements of Operations

(Unaudited)

(In Thousands, Except for Share and per Share Amounts)

	Three Months Ended June 30 2014	Three Months Ended June 30 2013	Six Months Ended June 30 2014	Six Months Ended June 30 2013
Operating expenses:
Research and development	$9,976	$6,335	$15,235	$10,744
General and administrative	4,554	972	8,571	1,687

Total Operating Expenses	14,530	7,307	23,806	12,431

Loss from operations	(14,530)	(7,307)	(23,806)	(12,431)
Other (income) expense:
Interest income, net of interest expense	(5)	(4)	(8)	(11)
Expense to mark warrants to market	1,774	12	3,071	121
Other	—	—	(3)	—

Net loss	(16,299)	(7,315)	(26,866)	(12,541)
Preferred stock accretion	(129)	(172)	(310)	(342)

Net loss attributable to common shareholders	$(16,428)	$(7,487)	$(27,176)	$(12,883)

Net loss per share attributable to common shareholders, basic and diluted	$(4.72)	$(4.81)	$(10.61)	$(8.27)

Weighted-average common shares used to compute net loss per share attributable to common shareholders, basic and diluted	3,482,340	1,557,643	2,560,778	1,557,643

ZS Pharma, Inc.

Condensed Balance Sheet Data

(In Thousands)

	June 30 2014	December 31 2013
Cash and cash equivalents	$130,002	$9,170
Working capital	$119,506	$4,721
Total assets	$140,737	$14,046
Accumulated deficit	$(77,100)	$(50,234)
Total shareholders’ equity (deficit)	$128,993	$(45,182)

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